U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM 8-k

                              CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                             OMNINET MEDIA.COM, INC.
                         (Name of Small Business Issuer)

Date of Report (Date of earliest event reported) January 15, 2001


Nevada                        000-28935                 880398783
(State or Other               Commission                (I.R.S. Employer
Jurisdiction of                File No.                Identification
Incorporation or                                        Number)
Organization)

     8615 E. Florence, Suite 210, Downey, CA                  89024
         (Address of Principal Executive Offices)           (Zip Code)

                                (858) 856-1392
                      (Registrant's Telephone Number)

Item 1.  Changes in Control of Registrant

Effective January 15, 2001 the Board of Directors of OmniNet Media.com, Inc. accepted the resignations of Michael A. Knox as President and as a Director of the corporation. At the same time, the Board elected Don A. Steffens as a Director to fulfill the unexpired term of Mr. Knox, and as President of the corporation.

Mr. Steffens, born on April 25, 1947 previously served as President of OmniNet. He has held key management positions which have provided him with Twenty-Five years of experience as President/CEO, Chief Financial Officer and Chief Operational Officer with several public and private corporation. His career has been involved with commercialization of a wide range of technology driven products. Over the years he has developed valuable contracts with high profile corporations for partnering of strategic marketing alliances, manufacturing and distribution to launch new products into the market place, including software applications for the banking industry, in-store advertising concepts for retail chain stores and product distribution of drug and dietary supplements. From 1983 Mr. Steffens successfully negotiated international licensing and distribution agreements for software and pharmaceutical products developed and manufactured by three corporations co-founded by Mr. Steffens, including Bio-sphere Technology, Inc., Marina Systems International, Inc. and Southwest Medical Research Foundation, Inc.

Mr. Steffens' business history by date, year and positions since August of 1985 is as follows

August 1985-October 1990: Saudi-Japan Economic Culture Cooperation Committee, Tokyo, Japan. During this period Mr. Steffans reported to the Chairman of the Board, Mr. Isao Ishikawa, as his U.S. representative to assist his efforts in arranging financing, the purchase of various real estate properties and funding large projects in the U.S. and Europe.

October 1990-June 1996: Foundation for Applied Research Technology, Inc., La Mirada California. Mr. Steffens was Vice President/COO/CFO and Director for this non-profit organization founded in 1979 to fund new technologies for the treatment of cardiovascular diseases. He acted as fund raiser and site location manager for clinical trials for this employer.

May 1992-June 1998: Southwest Medical Research Foundation, Inc., Las Vegas, Nevada. Mr. Steffens was co-founder with Jackie R. See, MD and acted as COO/CFO and Director. He formed and arranged investor financing to develop manufacturing protocols and procedures to produce micro-encapsulated (Liposomal) drugs, utilizing the company's proprietary technology. He managed all investor fund raising efforts, set up manufacturing laboratory site, and completed all phases of the production of drugs for clinical trial.

February 1992-June 1998: Bio-Sphere Technology, Inc., Las Vegas, Nevada and Irvine, California. He was cou-founder of this bio-pharmaceutical company with Jackie R. See, M.D. and acted as CFO/COO, Secretary and Director. The company developed liposomal technology to deliver various drugs for the treatment of erectile dysfunction, cholesteroal, oral vaccines and restinosis. Managed the day to day business activities, including arranging investor financing, manufacturing, FDA compliance, licensing agreements and co-authored and filed patent applications and PCT's.

December 1996-November 1997: Harvard Scientific Corp., Irvine, California and Reno, Nevada. He was President, CEO/CFO and Director of this publicly held company which, at one time was a wholly-owned subsidiary of Bio-Sphere Technology, Inc. This Company developed and patented a drug for the treatment of erectile dysfunction and is in the process of completing clinical trials. Mr. Steffens was responsible for investor relations, arranging financing, and setting up CRO's and manufacturing partners. Through is efforts this Company received a $15 million debenture to finance its ongoing clinical trials.

May 1991-March 2000. Natural Right Technologies, Inc., Downey, California. Mr. Steffens was President and Director of this closely-held corporation that manufactured and marketed dietary food supplements to European and Canadian distributors. The company terminated all contracts in March 2000.

Item 2.  Acquisition or Disposition of Assets.

In its Form 10KSB/A filed on November 22, 2000 OmniNet reported that it was in the business, through its subsidiary U.S./Ace Securities Lamninates, of distributing laminated safety glass products, and that it intended to do so by licensing dealers to sell the products and, in notes to the included financial statements, noted that U.S./Ace was in default of payments due under its licensing agreement with Clear Defense, Inc. of Virginia. That licensing agreement has now been forfeited for non-payment and the office of U.S./Ace has been closed. U.S./Ace Security Laminates is no longer conducting active business operations.

Item 3.  Bankruptcy or Receivership.

Not Applicable

Item 4.  Changes in Registrant's Certifying Accountant.

Not Applicable

Item 5.  Other Events.

OmniNet Media.com, Inc. previously maintained its principle place of business at 5580 LaJolla Blvd., Ste 71, LaJolla, CA 92037. That office has been closed and the Company is maintaining a temporary office at 8615 E. Florence, Suite 210, Downey, CA 9024. However, negotiations are presently being conducted for the purpose of leasing new office space at the World Trade Center in Long Beach, California. Management expects to have a lease agreement in place regarding this space within ten days.

Item 6.  Resignation of Registrant's Directors.

As indicate in Item 1 hereof, Michael A. Knox resigned as a Director of the registrant on January 15, 2001. His resignation did not result from any disagreement with the registrant on any matter relating to the registrant's operations, policies or practices, and Mr. Knox has addressed no letter or other document to the Company or its Directors describing any such disagreement. His resignation was solely for personal reasons.

Item 7.  Financial Statements and Exhibits.

Not applicable.

Item 8.  Change in Fiscal Year.

Not Applicable.

Item 9.  Sale of Equity Securities Pursuant to Regulation S.
Not Applicable.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

          OMNINET MEDIA.COM, INC.

          By:/s/ James A. Graves
             James A. Graves, Secretary